UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
April 22, 2013

UTi Worldwide Inc.
(Exact name of Registrant as Specified in its Charter)

000-31869
(Commission File Number)

British Virgin Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

9 Columbus Centre, Pelican Drive	c/o UTi, Services, Inc.
Road Town, Tortola	100 Oceangate, Suite 1500
British Virgin Islands	Long Beach, CA 90802 USA
(Addresses of Principal Executive Offices)

562.552.9400
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

UTi Worldwide Inc.

Current Report on Form 8-K
April 22, 2013

Item 1.01. Entry into a Material Agreement.

On April 22, 2013, UTi Worldwide Inc. (“UTi” or the “company”) entered into a letter agreement (the “Agreement”) with P2 Capital Partners, LLC (“P2 Capital”). P2 Capital or one or more of its affiliates is a stockholder of the company.

The Agreement provides that, among other things:

•
at a meeting of the Board of Directors of the company (the “Board”)  in April 2013, the company will appoint Josh Paulson, an executive with P2 Capital, as a director of UTi with a term expiring in June 2015;

•
the company will enter into a registration rights agreement with P2 Capital pursuant to which, subject to customary limitations, P2 Capital will have the right to require the company, among other things, to register the resale by P2 Capital of Registrable Securities (as defined in the Agreement) under the Securities Act of 1933, as amended (the “Securities Act”), by means of a Shelf Registration Statement (as defined in the Agreement); and

•	P2 Capital will abide by certain voting and standstill obligations.

The foregoing description of the Agreement is qualified in its entirety by reference to the full terms and conditions of the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02. Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Pursuant to the authority granted to the Board by the company’s Amended and Restated Articles of Association, on April 22, 2013, the Board increased the authorized number of directors of the company from seven (7) directors to eight (8) directors and, in connection therewith, appointed Josh Paulson to fill the vacancy created by such increase effective as of the same date. Mr. Paulson was designated as a class “C” director and as such will serve a term expiring at the company’s 2015 annual meeting of shareholders. While the Board will consider appointing Mr. Paulson to one or more committees of the Board, no determination has been made at this time.

Mr. Paulson was selected as a director of the company pursuant to the Agreement. The Agreement provides that, at any time during Mr. Paulson’s term as a director of the company, if P2 Capital or any of its affiliates effects a transaction or series of transactions that results in it and its affiliates collectively beneficially owning less than 5% of the then outstanding ordinary shares of the company, it will cause Mr. Paulson to offer to resign from the Board. The Agreement further provides that if Mr. Paulson resigns or is removed from the Board prior to the expiration of his initial term (other than in accordance with the immediately preceding sentence), P2 Capital may recommend a substitute director to replace Mr. Paulson, subject to the approval of such substitute by the Nominations & Corporate Governance Committee of the Board. The foregoing description of the Agreement is qualified in its entirety by reference to the full terms and conditions of the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The company has not been a party to, and has no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which Mr. Paulson or any member of his immediate family had or will have a direct material interest.

In connection with his service as a director, Mr. Paulson will receive the company’s standard non-employee director cash and equity compensation, including with respect to the current year, a pro rata portion of the annual cash retainer for the remaining portion of the year ending at the company’s 2013 annual meeting of shareholders and meeting fees for attendance at Board and, if applicable, committee meetings. In connection with his appointment to the Board, Mr. Paulson and the company also intend to enter into the company’s standard form of Indemnification Agreement for directors.

Item 7.01. Regulation FD Disclosure.

On April 22, 2013, the company issued a press release announcing its entry into the Agreement and Mr. Paulson’s appointment as a director of the company. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. In accordance with General Instruction B.2 of Form 8-K, the information in Exhibit 99.1 and in this Item shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits
Exhibit	Description

10.1	Letter Agreement between UTi Worldwide Inc. and P2 Capital Partners, LLC, dated April 22, 2013
99.1	Press Release, dated April 22, 2013, issued by UTi Worldwide Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTi Worldwide Inc.

Date: April 22, 2013	By:	/s/ Lance E. D’Amico
Lance E. D’Amico
Senior Vice President and Chief Legal Officer